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                                                                     EXHIBIT 5.1




                          (WHITE & CASE LLP LETTERHEAD)




January 23, 2002

EMCORE Corporation
145 Belmont Drive
Somerset, New Jersey  08873

Re: The Registration Statement on Form S-4 for the issuance of up to 1,500,000 shares of common stock of the EMCORE Corporation


Gentlemen:

         On the date hereof, EMCORE Corporation, a New Jersey corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 1,500,000 shares of the Company's Common Stock, no par value (the "Shares"), to be issued from time to time, pursuant to Rule 415 of the Act. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         To the extent relevant to the opinion expressed below, we have assumed that the Company will have sufficient authorized but unissued shares of Common Stock on the date of any issuance of shares registered pursuant to the Registration Statement.

         We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States. As to all matters governed by the laws of the State of New Jersey involved in our opinions set forth below, we have relied, with the Company's consent, upon an opinion of Dillon Bitar & Luther dated today and addressed to us.



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                                                                     Exhibit 5.1
                                                                          Page 2


         Based upon the foregoing examination, we are of the opinion that the Shares, when issued in the future in accordance with the authority of the board of directors, will be duly and validly authorized and, when the consideration prescribed by the board of directors has been received, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission hereunder.

                                       Sincerely

                                       /s/ White & Case LLP